EXHIBIT 10.2

EXECUTION VERSION

CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is entered into by and between Linda A. Johnston (“you”) and Berkshire Bank (the “Bank”) on March 15, 2019 (the “Effective Date”).  For purposes of this Agreement, the term “Bank” shall also include the Bank’s successors, and all of their respective parent companies, subsidiaries, affiliates, officers, directors, employees and agents.
WHEREAS, Linda A. Johnston, the Senior Executive Vice President, Chief Human Resources Officer of Berkshire Hills Bancorp, Inc. and the Bank, informed the Bank of her intention to resign her employment on March 15, 2019 and that she is willing to remain employed with the Bank through April 1, 2019; and
WHEREAS, in recognition of Ms. Johnston’s valuable contributions to the Bank’s success and her key institutional knowledge, it is in the best interest of the Bank to obtain Ms. Johnston’s agreement to provide consulting services for fourteen (14) months following her resignation.
NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration described herein, the parties agree as follows:
1. Consulting Services.  You agree to make yourself available to provide consulting services as are reasonably requested by the Bank.  Such consulting services shall not exceed twenty (20) hours per week and may be provided by telephone.  You agree to devote such time and attention to your duties hereunder in a professional and competent manner and to use your best efforts to perform the consulting services to the Bank pursuant to this Agreement.  You are not hereby granted nor will you have any authority, apparent or otherwise, to bind or commit the Bank.
2. Consulting Fees.  Upon your timely execution of this Agreement and in exchange for your full compliance with this Agreement and in honoring the commitments undertaken herein, the Bank agrees to pay you an aggregate total of $415,000, payable in equal monthly installments over fourteen (14) months (the “Consulting Term”), with the first payment made on the Bank’s next regularly scheduled pay date after the Effective Date.  In addition, the Bank will continue to provide you with your cellphone (and telephone number), which you have as of the date of this Agreement, at no cost to you, during the Consulting Term, provided you continue to provide consulting services during the Consulting Term, and thereafter, you may continue to use the cellphone (and telephone number), at your expense.   You acknowledge and agree that you will not be eligible for any additional compensation under this Agreement after the expiration of the Consulting Term.  You understand that, in order to be eligible for the payments described in this Section 2, you must be in full compliance with the obligations in Section 1 of this Agreement.
3. Termination of Agreement and Death.  If the Bank terminates your consulting services under this Agreement prior to the expiration of the Consulting Term or upon the occurrence of your death during the Consulting Term, the Bank shall continue to pay you or your beneficiary, as applicable, the payments specified in Section 2 of this Agreement and pursuant to the same payment schedule specified in Section 2 of this Agreement (e.g., equal monthly installments).  If you voluntarily elect to cease providing consulting services prior to the end of the Consulting Term, you will not be entitled to any continued payments after your last day of service as a consultant.

4. Tax Liability:  You understand that the Bank shall issue an IRS Form 1099-Misc. for the payments specified in Section 2 of this Agreement.
5. Governing Law and Jurisdiction.  This Agreement shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provision.
6. Entire Agreement.  This Agreement represents the entire understanding of both you and the Bank with respect to the subject matter hereof and supersedes all prior understandings, written, or oral.  For purposes of clarity, the Resignation, Separation Agreement and Full and Final Release of Claims entered into between Berkshire Hills Bancorp, Inc., Bank and yourself, dated as of March 15, 2019 (the “Resignation Agreement”), will continue in full force and effect and nothing paid under this Agreement will be deemed to be in lieu of any compensation to which you are entitled under such Resignation Agreement.
7. Counterparts. This Agreement may be signed in counterparts, and all of the counterpart copies shall be treated as a single agreement.
8. Assignment; Modification of Agreement.  This Agreement will inure to the benefit of the Bank and any successors and assigns.  Any successor of the Bank will continue the terms and conditions of this Agreement.  You may not assign your rights, duties or obligations under this Agreement.  None of the terms of this Agreement may be changed or modified except in a writing signed by both you and the Bank.
9. Required Regulatory Provision.  This agreement and any severance payment hereunder shall be subject to the requirements of Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k) and the FDIC’s Golden Parachute Regulation, 12 C.F.R. Part 359.
10. Independent Contractor; No Agency. You will be an independent contractor under this Agreement.  Nothing in this Agreement shall create the relationship of partners or employer and employee between the parties hereto.  You will not be an agent of the Bank and you will not have the right to employ or contract with any other person or entity for or on behalf of the Bank.  The Bank shall not be liable for any act or omission while you are performing any service.  As an independent contractor, you acknowledge and agree that you alone are responsible for acts or omissions, including any property damage.
11. No Employee Benefits.  You acknowledge and agree that neither you nor anyone acting on your behalf shall receive any employee benefits of any kind (including, without limitation, health, sickness, accident or dental coverage, life insurance, disability benefits, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s)) from the Bank except as provided in the Resignation Agreement.  You shall be expressly excluded from participating in any employee benefit plans or programs as a result of the performance of services under this Agreement and without regard to your independent contractor status.

PLEASE INDICATE YOUR ACCEPTANCE OF THIS AGREEMENT BY SIGNING THE FOLLOWING PAGE.
[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

CONSULTANT

/s/ Linda A. Johnston
Linda A. Johnston

BERKSHIRE BANK

By: /s/ Richard M. Marotta
      Richard M. Marotta, Chief Executive Officer